Exhibit 10.1

September 26, 2007

EURO Ressources SA

23 rue du Roule

75001 Paris

France

Dear Sirs:

Golden Star Resources Ltd. (“Golden Star”) understands that EURO Ressources SA (the “Company”) proposes to complete a rights offering (the “Rights Offering”) pursuant to which the Company will issue to holders of its issued and outstanding common shares (“Shares”) transferable rights (“Rights”) to subscribe for additional Shares (the “Offered Shares”) at a price to be determined based on a discount from the prevailing trading price of the Shares on the Euronext Paris exchange (the “Exercise Price”). The Exercise Price is expected to be €0.75.

Golden Star and the Company agree that this letter agreement supersedes in its entirety the letter agreement made between the parties dated June 15, 2007 regarding Golden Star’s obligations to subscribe for, take-up and pay for Offered Shares.

Each holder of Shares will be entitled to receive one Right for each Share held. Five Rights will entitle the holder to purchase one Offered Share upon payment of the Exercise Price. Any Rights not exercised by 4:00 p.m. (Paris time) on November 7, 2007 (or such earlier or later date as may be determined pursuant to their terms once the Rights have been issued by the Company) (the “Expiry Date”) will be void and of no value. Any holder of Shares who exercises the rights (the “Basic Subscription Right”) to subscribe for all the Offered Shares that can be initially purchased upon exercise of all Rights issued to such holder shall be entitled to subscribe for, at the same price as applicable under the Basic Subscription Right, additional Offered Shares (the “Additional Subscription Privilege”) in the manner to be set forth in the Circular (defined below). Golden Star understands that, as described in the Circular (defined below), the Rights Offering will not be made to shareholders in certain jurisdictions.

As of the date hereof, Golden Star is the beneficial owner of 1,206,277 Shares (the “GSR Owned Shares”).

Upon and subject to the following terms and conditions, Golden Star hereby agrees that it, or a non-US incorporated wholly-owned subsidiary of Golden Star (the “Non-US Subsidiary”), shall subscribe for, take-up and pay for up to such number of Offered Shares not otherwise purchased under the Rights Offering as shall be determined by the Company’s directors following completion of the Basic Subscription Right and Additional Subscription Privilege, provided such number of Offered Shares shall have an aggregate Exercise Price not exceeding US$5,000,000 (the “Standby Commitment”).

As well, Golden Star also agrees that it will exercise all Rights it will receive in respect of the GSR Owned Shares.

Golden Star also confirms that the amount of the Standby Commitment will not be reduced by the value of Offered Shares purchased pursuant to the exercise of any Rights it may receive in respect of the GSR Owned Shares or any Rights that it or its subsidiaries may purchase from other holders.

References herein to purchases by Golden Star under the Standby Commitment shall be deemed to refer to the Non-US Subsidiary if Golden Star elects that the Non US Subsidiary shall make the purchase.

Golden Star hereby acknowledges that the number of Offered Shares that may be available to be issued pursuant to the Standby Commitment cannot be determined with certainty until such time following completion of the Basic Subscription Right and the Additional Subscription Right by the Company and the Company makes no representation to Golden Star as to such number of Offered Shares that may be available to be issued to Golden Star.

The following are the terms and conditions of the agreement between the Company and Golden Star:

1. The closing of the purchase by Golden Star and issue by the Company of Offered Shares under the Standby Commitment shall be completed at the offices of Stehlin & Associes, Paris, France at 4:00 p.m. (Paris time) on the day of determination and approval by the directors of the Company of such number of Offered Shares to be issued to Golden Star pursuant to the Standby Commitment or at such other time and/or on such other date and/or at such other place as the Company and Golden Star may agree upon in writing (the “Time of Closing” and “Closing Date”, respectively).

2. At the Time of Closing on the Closing Date, the following documents shall be delivered by the Company to Golden Star against payment by wire transfer to BNP Paribas Securities Services S.A. (“BNP Paribas”), the Company’s transfer agent and the agent for the Rights Offering, or as directed by the Company of the aggregate Exercise Price for the Offered Shares to be purchased by Golden Star under the Standby Commitment:

(a) an “Attestation”, “holding statement” or other written advice from BNP Paribas confirming that Golden Star is shown on the Company’s register maintained by BNP Paribas as the holder of the number of Offered Shares purchased by Golden Star under the Standby Commitment;

(b) a certificate dated the Closing Date, addressed to Golden Star and signed by any two officers of the Company certifying for and on behalf of the Company:

(i) that it has complied in all material respects with all covenants and satisfied all terms and conditions of this agreement on its part to be complied with and satisfied at or prior to the time in question;

(ii) that the representations and warranties of the Company contained herein are true and correct in all material respects as of the Time of closing after giving effect to the transactions contemplated herein; and

(iii) that the representations and warranties of the Company arising by reason of the delivery of the Circular are true and correct in all material respects as of the Time of Closing as if the Circular had been delivered to Golden Star on and dated the Closing Date.

3. The Company represents, warrants, covenants and agrees to and with Golden Star that:

(a) the Company will prepare and file with the securities regulatory authorities in France and each of the Provinces of Canada (together, the “Qualifying Jurisdictions”), the Euronext Paris Exchange and the Toronto Stock Exchange (together, the “Exchanges”) a Canadian rights offering circular (the “Canadian Circular”) and a Note d’Operation (the “Note d’Operation”) relating to the proposed distribution of Rights and the Offered Shares issuable upon exercise of the Rights, including the Offered Shares to be issued to Golden Star hereunder and obtain from the regulatory authorities of the Qualifying Jurisdictions and the Exchanges any necessary permissions and consents to proceed with the Rights Offering;

(b) the Company will take all other steps and proceedings that may be necessary in order to qualify for distribution the Rights and the Offered Shares issuable upon exercise of the Rights, including the Offered Shares to be issued to Golden Star hereunder, in each of the Qualifying Jurisdictions pursuant to exemptions from applicable prospectus and registration requirements;

(c) at the respective times of filing and at the Time of Closing, the Circular and Note d’Operation will comply with the requirements of the securities laws, rules and regulations pursuant to which they have been filed and the respective published policies and instruments thereunder and will not contain any misrepresentation;

(d) the Company has promptly informed and will promptly inform Golden Star in writing during the period to the Time of Closing of the full particulars of any adverse material change (actual, anticipated, proposed or prospective) with respect to the Company and its subsidiaries taken as a whole or of any change (actual, anticipated, proposed or prospective) in any material fact contained or referred to in any of the Circular or Note d’Operation, or any amendment thereto, which is, or may be, of such a nature as to render any of the Circular or Note d’Operation untrue, false or misleading in a material respect or result in a misrepresentation, and the Company shall prepare and file promptly with all relevant securities regulatory authorities any amendments to the Circular or Note d’Operation which may be necessary or advisable;

(e) the Company will cause to be delivered to Golden Star forthwith, and in any event within two business days of issuance, without charge a copy of the Circular and the Note d’Operation (and in the event of any amendment, of such amendment). The delivery to Golden Star of the Circular and Note d’Operation shall constitute the Company’s representation and warranty to Golden Star that, at the respective times of such delivery, the information and statements contained therein are true and correct in all material respects and contain no misrepresentation;

(f) other than as has been publicly disclosed prior to the date hereof and except as contemplated herein, there has been no material change with respect to the Company and its subsidiaries taken as a whole since December 31, 2006, and no inquiry, investigation or proceeding has been commenced or threatened against the Company or any of its subsidiaries by any securities regulatory authority or other competent authority in Canada, France or elsewhere;

(g) the Company will take or cause to be taken all steps as may be necessary to ensure that the distribution of the Rights and the Offered Shares issuable upon exercise of the Rights, including the Offered Shares to be issued to Golden Star hereunder pursuant to the Circular complies with the securities laws, rules and regulations of the Qualifying Jurisdictions and the Company will use its best efforts to cause such distribution to the public, as the case may be, to take place in accordance with all such laws, regulations, rules, policies, instruments and notices;

(h) the Company will cause the Rights to be listed on the Euronext Paris Exchange as soon as possible following the time that approval of the Rights Offering has been obtained from securities regulatory authorities in the Qualifying Jurisdictions;

(i) the Company will cause the Offered Shares issuable upon exercise of Rights, including the Offered Shares to be issued to Golden Star hereunder to be listed and posted for trading on the Exchanges as soon as possible following the time that approval of the Rights Offering has been obtained from securities regulatory authorities in the Qualifying Jurisdictions;

(j) upon the exercise of Rights in accordance with the provisions thereof, the Offered Shares issued by the Company in connection therewith will be validly issued and outstanding as fully paid and non-assessable;

(k) the authorized capital of the Company consists of an unlimited number of Shares of which there were, as of the date hereof, 50,442,884 Shares issued and outstanding;

(l) this agreement has been fully authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to the qualifications that enforcement may be limited by laws of general application affecting the enforcement of creditors’ rights generally and that equitable remedies are discretionary and may not be available in particular instances; and

(m) the Company will cause its French counsel to deliver legal opinions in form satisfactory to Golden Star, acting reasonably, in respect of the matters contained in 3(g), (j), (k) and (1), insofar as such matters pertain to the laws of France;

(n) the Company agrees that it will assist Golden Star in any reasonable steps to be taken by Golden Star to reconcile Golden Star’s ownership of Shares with the master share register maintained by BNP Paribas. The Company’s assistance will include instructing BNP Paribas and Equity Transfer & Trust Company to provide all information and transaction reconciliations that Golden Star requests. At the request of Golden Star, the Company will facilitate an audit of the BNP Paribas’ records, as they relate to Golden Star’s shareholdings. Golden Star will reimburse the Company for any costs and expenses incurred by the Company in connection with such efforts to reconcile the master share register.

4. The company covenants and agrees to protect, indemnify and hold harmless Golden Star for and on behalf of itself and for and on behalf of and in trust for each of their respective directors, officers, employees and agents from and against any and all losses (other than loss of profit), claims, damages, liabilities, costs or expenses caused or incurred:

(a) by reason of or in any way arising, directly or indirectly, out of any misrepresentation or alleged misrepresentation in any of the Circular or the Note d’Operation or any other document relating to the Rights Offering; and/or

(b) by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority or other competent authority in Canada, France or elsewhere or before or by any court, tribunal or other authority, domestic or foreign, or the Exchanges based upon or relating to the offering of Rights or the issue of Offered Shares to Golden Star hereunder including, without limitation, any actions taken or statements made by the Company or any investment dealer acting on its behalf in connection with the Rights Offering or any statement or omission or alleged statement or omission in any of the Circular or Note d’Operation or any other document relating to the Rights Offering; and/or

(c) by reason of or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Company contained herein.

5. In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such person or Company (an “indemnified party”) shall promptly notify the Company and the Company shall promptly retain counsel who shall be reasonably satisfactory to the indemnified party to represent the indemnified party in such claim, action, suit or proceeding, and the Company shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

In any such claim, action, suit or proceeding, the indemnified party shall have the right to retain other counsel to act on his or its behalf; provided that the fees and disbursements of such other counsel shall be paid by the indemnified party unless:

(a) the Company and the indemnified party shall have mutually agreed to the retention of such other counsel; or

(b) the named parties to any such claim, action, suit or proceeding (including any added, third or interpleaded parties) include both the Company and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defences).

It is understood and agreed that the Company shall not, in connection with any such claim, action, suit or proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by Golden Star (on behalf of itself and its directors, officers, employees and agents).

Notwithstanding anything herein contained, none of the Company, Golden Star shall agree to any settlement of any such claim, action, suit or proceeding unless the others have consented in writing thereto, and the Company shall not be liable for any settlement of any such claim, action, suit or proceeding unless it has consented in writing thereto.

6. The following are the conditions to Golden Star’s obligation to purchase Offered Shares under the Standby Commitment:

(a) all documents required to be delivered to Golden Star hereunder on or prior to the Time of Closing will have been so delivered and will be in form and substance satisfactory to Golden Star, acting reasonably;

(b) the representations and warranties of the Company contained herein shall be true and accurate in all material respects as of the Time of Closing if made on and as of such time;

(c) the Company shall have duly fulfilled and complied with all of its covenants contained herein; and

(d) the Company will have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant Canadian and French securities regulatory authorities and other Canadian and French governmental and regulatory bodies required in connection with the Rights Offering and the issue of Offered Shares to Golden Star as contemplated in this agreement (including, without limitation, those relating to the listing on the Euronext Paris Exchange of the Rights and the listing on the Exchanges of the Offered Shares issuable upon exercise of the Rights, including the Offered Shares to be issued to Golden Star hereunder).

7.(a) The Company agrees that the conditions contained in Section 6 will be complied with so far as the same relate to acts to be performed or caused to be performed by the Company, that it will use its best efforts to cause such conditions to be complied with and that, if any of the said conditions are not complied with, Golden Star may give notice to the Company terminating Golden Star’s obligations hereunder and in such event the obligations of Golden Star under the Standby Commitment shall be at an end;

(b) The obligations of Golden Star contained in this Agreement may also be terminated by Golden Star in the event that, prior to the Time of Closing:

(i) there should develop, or occur or come into effect, any event of national or international consequence or any accident, governmental law or regulation or other occurrence of any nature whatsoever which, in the opinion of Golden Star, acting reasonably, seriously affects or may seriously affect the financial markets in Canada or France or the business of the Company and its subsidiaries taken as a whole; or

(ii) any order or ruling is made or issued suspending or ceasing trading in the Rights or the Offered Shares of the Company on the Exchanges or otherwise or any order or ruling is made or issued to suspend or cease trading in the Rights or Offered Shares or which prevents or restricts the issuance of Offered Shares to Golden Star as contemplated herein pursuant to any applicable securities legislation in Canada or France or elsewhere or by any regulatory authority or governmental body, domestic or foreign, which has not been rescinded, revoked or withdrawn; or

(iii) any inquiry or investigation (whether formal or informal) in relation to the Company or any of its subsidiaries or any of the directors or officers of the Company or relating to the Rights, the Offered Shares or any other securities of the Company is commenced or threatened by any official or officer of any securities regulatory authority in Canada or France or elsewhere or by any official or officer of any other regulatory authority or governmental body which prevents or restricts or could reasonably be expected to prevent or restrict trading in or distribution of the Rights, the Offered Shares or any other securities of the Company or the exercise of the Rights in accordance with the terms thereof or the issuance of Offered Shares to Golden Star as contemplated herein;

provided that, in the case of any termination by Golden Star of its obligations contained in this agreement pursuant to clause (i) above, Golden Star must deliver written notice to that effect to the Company prior to the Time of Closing;

(c) In the event of any termination by Golden Star of its obligations under this agreement pursuant to subsection 7(b), there shall be no further liability on the part of Golden Star to the Company or on the part of the Company to Golden Star hereunder, other than the liability of the Company to pay the fees and expenses under Section 4 and any liability of the Company which may have arisen or which may thereafter rise under Section 5, all of which shall survive any such termination.

8. All warranties, representations, covenants and agreements of the Company contained herein or contained in any document submitted pursuant to this agreement and in connection with the transaction of purchase and sale herein contemplated shall survive the purchase of Offered Shares by Golden Star and continue in full force and effect for a period of one (1) year after the date hereof notwithstanding any investigation, inquiry or other steps which may be taken by or on behalf of Golden Star. The indemnity provided for in section 4 shall continue in full force and effect in respect of any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal) commenced or threatened within a period of two (2) years after the date hereof.

9. All terms and conditions of this agreement shall be construed as conditions, and any material breach or failure to comply with any such term or condition shall, to the extent such term or condition relates to the obligation of Golden Star to purchase Offered Shares, entitle Golden Star to terminate such obligations to purchase the Offered Shares by written notice to that effect given to the Company prior to the Time of Closing. It is understood that Golden Star may expressly waive in whole or in part, or extend the time for, compliance with any of such terms and conditions (including, without limitation, its rights of termination under subsection 7(b) without prejudice to the rights of Golden Star in respect of any other such term or condition or any other or subsequent breach or non-compliance with that or any other term or condition, provided that in order to be binding on Golden Star, any such waiver or extension must be in writing.

10. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to be validly given or served if delivered or served personally or by telecopier to the party at:

(i)	if to Golden Star:

Golden Star Resources Ltd.

Suite 4200

T-D Tower, T-D Centre

66 Wellington Street West

Toronto, Ontario

M5K 1N6

Attention:	President and Chief Executive Officer
Fax:	(303) 830-9094

(ii)	if to Euro

Euro Ressources S.A.

c/o Stehin & Associes

48 avenue Victor Hugo

75116 Paris

France

Attention:	Directeur-Général
Fax:	(604) 608-3283

With a copy to:

Lawson Lundell LLP

1600 - 925 West Georgia Street

Vancouver, British Columbia

Canada V6C 3L2

Attention:	G.R. Chambers
Fax:	(604) 669-1620

or such other address or telecopier number of which a party may, from time to time, advise the other party by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or sending by telecopier provided that if the date of receipt is not a business day in the jurisdiction of the party receiving such notice, the date of receipt of such notice shall be deemed to be the next following business day in such jurisdiction.

11. Time shall be of the essence hereof.

12. None of the parties hereto shall issue any press release or public announcement relating to matters provided for herein without the approval of the other parties hereto which approval may not be unreasonably withheld.

13. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

14. For all purposes of this agreement, the terms “material change”, “material fact” and “misrepresentation” shall have the respective meanings ascribed thereto in the Securities Act (British Columbia).

15. This agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

16. For all purposes of this agreement, the term “business day” shall mean any day, other than a Saturday or a Sunday, upon which banks are open for business in Paris, France and Toronto, Ontario.

17. This agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which shall constitute one and the same agreement.

If this letter accurately reflects the terms of the transactions which we are to enter into and if such terms are agreed to, please communicate acceptance by executing where indicated below and delivering to Golden Star two copies of this letter.

Yours truly,

GOLDEN STAR RESOURCES LTD.

By:	/s/ Thomas G. Mair
Authorized Signing Officer

The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are hereby agreed to and accepted.

DATED this 27th of September, 2007

EURO RESSOURCES SA

By:	/s/ James H. Dunnett
James H. Dunnett
Directeur-Général